Exhibit 99.01

OGE Energy Corp. reports 1st quarter earnings, 25 cents per share
Results are in line with Company’s 2011 plan

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and OGE Enogex Holdings LLC, today reported earnings of $0.25 per diluted share for the three months ended March 31, 2011, compared with ongoing earnings of $0.36 per share and GAAP earnings of $0.25 per share for the first quarter of 2010.

GAAP earnings are calculated using generally accepted accounting principles. Earnings on an ongoing basis exclude the one-time charge of $11 million in 2010 to write off previously recognized tax benefits relating to Medicare Part D subsidies affected by national healthcare legislation.

OG&E, a regulated electric utility, contributed earnings of $0.06 per share in the first quarter of 2011, compared with ongoing earnings of $0.08 per share and GAAP earnings of $0.01 per share in the first quarter of 2010. Enogex, a midstream natural gas pipeline business, contributed earnings of $0.19 per share in the first quarter of 2011, compared with ongoing earnings of $0.30 per share and GAAP earnings of $0.28 per share in the first quarter of 2010. The holding company posted breakeven results in the first quarter of 2011, compared with an ongoing loss of $0.02 per share and a GAAP loss of $0.04 per share in the first quarter of 2010.

“We have begun a $1.4 billion capital investment program, the largest in our Company’s 109-year history, and our financial and operational results are on plan,” said Pete Delaney, OGE Energy chairman and CEO. “These investments will position the company for the future and provide benefits to both customers and shareholders.”

Discussion of First Quarter 2011

OGE Energy’s consolidated gross margin on revenues was $307 million in the first quarter, compared with $306 million a year ago. Net income attributable to OGE Energy was $25 million in the first quarter, compared to ongoing earnings of $36 million and GAAP net income of $24 million in the year-ago quarter.

OG&E’s gross margin on revenues was $203 million in the first quarter, compared with $193 million a year ago. The increase was due primarily to increased revenues associated with various riders, higher demand revenues and new customer growth, partially offset by milder winter weather compared to the first quarter of 2010. The gains in gross margin were more than offset by higher operating expenses.

Enogex’s gross margin on revenues was $104 million in the first quarter, compared with $115 million a year ago. The decrease was primarily due to lower fuel recoveries and lower margins for operational storage hedges compared to prior periods. In the gathering business, margins were lower, primarily due to lower natural gas prices, partially offset by higher volumes. While in the processing business, margins were higher primarily due to higher commodity prices and volumes.

2011 Outlook

OGE Energy consolidated earnings guidance for 2011 is reaffirmed at $3.00 - $3.20 per average diluted share.  More information and key assumptions regarding the Company’s 2011 earnings guidance is contained in the Company's Form 10-K for the year ended December 31, 2010 and the Company’s Form 10-Q for the quarter ended March 31, 2011 on file with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2011 on Thursday, May 5, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 785,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.

Non-GAAP Financial Measures

Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of national health care legislation, are non-GAAP financial measures.  OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. OGE Energy’s management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors.  Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below and are available on OGE Energy’s website: www.oge.com.

OGE Energy Corp

Reconciliation of Ongoing Earnings to GAAP Earnings

	1Q 2011 GAAP and Ongoing Earnings*	1Q 2010 Ongoing Earnings	**One-Time Charge	1Q 2010 GAAP Earnings

OG&E	$6.4	$8.2	($7.0)	$1.2
Enogex	18.8	29.4	(2.0)	27.4
Holding Co.	(0.4)	(2.0)	(2.4)	(4.4)
Consolidated	$24.8	$35.6	($11.4)	$24.2

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings per Average Diluted Share

	1Q 2011 GAAP and Ongoing Earnings Per Share*	1Q 2010 Ongoing Earnings Per Share	**One-Time Charge	1Q 2010 GAAP Earnings Per Share

OG&E	$0.06	$0.08	($0.07)	$0.01
Enogex	0.19	0.30	(0.02)	0.28
Holding Co.	0.00	(0.02)	(0.02)	(0.04)
Consolidated	$0.25	$0.36	($0.11)	$0.25

* There were no one-time charges for the quarter ended March 31, 2011 therefore, ongoing and GAAP earnings are the same for that period.

** The Patient Protection Act and Affordable Care Act of 2009 and the Health Care and Education Reconciliation Act of 2010 were signed into law on March 23, 2010 and March 30, 2010, respectively.  These Acts change the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits.  As a result, OGE recognized a one-time, non-cash charge of approximately $11.4 million or $0.11 per average diluted share for the quarter ended March 31, 2010.

Some of the matters discussed in this presentation may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially from those expressed in the forward-looking statements.  Factors that could cause actual results to differ materially  from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its smart grid program to install meters for its customers and integrate the smart grid meters with its customer billing and other computer information systems; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2010.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended
	March 31
	2011	2010
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 422.1	$ 444.0
Natural Gas Midstream Operations operating revenues	418.4	431.8
Total operating revenues	840.5	875.8

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	207.5	238.9
Natural Gas Midstream Operations cost of goods sold	325.7	331.2
Total cost of goods sold	533.2	570.1

Gross margin on revenues	307.3	305.7

OPERATING EXPENSES
Other operation and maintenance	138.3	123.6
Depreciation and amortization	74.0	70.3
Taxes other than income	27.1	25.0
Total operating expenses	239.4	218.9

OPERATING INCOME	67.9	86.8

OTHER INCOME (EXPENSE)
Interest income	0.1	-
Allowance for equity funds used during construction	4.4	2.3
Other income	6.3	3.1
Other expense	(2.3)	(2.4)
Net other income	8.5	3.0

INTEREST EXPENSE
Interest on long-term debt	35.4	33.6
Allowance for borrowed funds used during construction	(2.3)	(1.2)
Interest on short-term debt and other interest charges	1.0	1.7
Interest expense	34.1	34.1

INCOME BEFORE TAXES	42.3	55.7

INCOME TAX EXPENSE	12.6	30.5

NET INCOME	29.7	25.2

Less: Net income attributable to noncontrolling interests	4.9	1.0

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 24.8	$ 24.2

BASIC AVERAGE COMMON SHARES OUTSTANDING	97.7	97.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.1	98.5

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.25	$ 0.25

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.25	$ 0.25

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended
	March 31
	2011	2010
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 176.8	$ 191.2
Commercial	98.2	101.0
Industrial	44.1	45.5
Oilfield	34.9	35.6
Public authorities and street light	38.3	39.5
Sales for resale	13.2	16.7
System sales revenues	405.5	429.5
Off-system sales revenues	9.4	6.4
Other	7.2	8.1
Total operating revenues	$ 422.1	$ 444.0

Sales of electricity - MWH (a) sales by classification
Residential	2.2	2.4
Commercial	1.5	1.4
Industrial	0.9	0.9
Oilfield	0.8	0.7
Public authorities and street light	0.7	0.7
Sales for resale	0.3	0.3
System sales	6.4	6.4
Off-system sales	0.3	0.1
Total sales	6.7	6.5

Number of customers	784,582	778,574

Average cost of energy per KWH (b) - cents
Natural gas	4.390	5.593
Coal	2.033	1.793
Total fuel	2.686	3.281
Total fuel and purchased power	3.048	3.551

Degree days
Heating
Actual	1,820	2,140
Normal	1,963	1,963
Cooling
Actual	41	8
Normal	8	8

NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$ 442.4	$ 460.1
Operating income	$ 41.6	$ 57.0
Net income attributable to Enogex	$ 18.8	$ 27.4
Net cash provided from operating activities	$ 49.2	$ 46.5
Capital expenditures	$ 65.1	$ 33.9

Gathered volumes - Tbtu/d (c)	1.30	1.28
Incremental transportation volumes - Tbtu/d (d)	0.49	0.46
Total throughput volumes - Tbtu/d	1.79	1.74

Natural gas processed - Tbtu/d	0.76	0.74

Natural gas liquids sold (keep-whole) - million gallons	42	43
Natural gas liquids sold (purchase for resale) - million gallons	112	99
Natural gas liquids sold (percent-of-liquids) - million gallons	7	7
Total natural gas liquids sold - million gallons	161	149

Average natural gas liquids sales price per gallon	$ 1.11	$ 1.05

Average natural gas sales price per gallon	$ 4.13	$ 5.39

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.